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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of
                     the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported)   June 1, 1995
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                           KRAUSE'S FURNITURE, INC.
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            (Exact name of registrant as specified in its charter)

Delaware                           0-17868                           77-0310773
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(State or other jurisdiction     (Commission                      (IRS Employer
of incorporation)                File Number)               Identification No.)

        5980 Stoneridge Drive, Suite 109, Pleasanton, California 94588
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        (Address of principal executive offices)               (Zip Code)



     Registrant's telephone number, including area code:   (510) 460-6201
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        (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

        The Company reported in a news release dated June 1, 1995, sales results for the fiscal quarter ended April 30, 1995 and the four week period ended May 28, 1995.

        For the quarter ended April 30, 1995, total sales increased 16.1% to $32.3 million, as compared to $27.8 million for the same period a year ago. Comparable store sales increased 8.0% for the period.

        For the four week period ended May 28, 1995, total sales decreased 3.0% to $7.9 million from $8.1 million for the same period a year ago. Comparable store sales decreased 12.1% for the four week period.

        In the news release Steve Anderson, President and Chief Operating Officer, commented, "Sales for the quarter, while positive, reflect an industry-wide softness that began in February and intensified in April and May."

        Mr. Anderson also said in the news release, "Our performance during the month of May was driven by two primary factors. First, our Castro Convertible stores in the Northeast faced steep same-store sales declines when compared against last May, when pent up demand from the harsh winter generated outstanding sales. Second, the market in the Northeast during May 1995 was adversely impacted by excellent weather which kept everyone in the sunshine and out of the stores. These factors, when combined with an industry-wide soft retail environment, were reflected in our results."

        Mr. Anderson concluded, "We are carefully assessing these developments and their impact on the remainder of the year."

                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 2, 1995

                                                KRAUSE'S FURNITURE, INC.


                                                By:  /s/ ROBERT G. SHARPE
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                                                     Robert G. Sharpe
                                                     Executive Vice President